Exhibit 99.2
Abercrombie & Fitch
October 2008 Sales Release
Call Script
This is Eric Cerny, Manager Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 1st, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 1st, 2008, were $215.0 million, a 14% decrease from net sales of $251.1 million for the four-week period ended November 3rd, 2007. Total Company direct-to-consumer net sales were $17.7 million for the four-week period ended Novemeber 1st, 2008, a 4% decrease from sales for the four-week period ended November 3rd, 2007. October comparable store sales decreased 20%.
By brand, Abercrombie & Fitch comparable store sales were down 14%. Men’s comps were down by a low single digit; women’s comps were down by a low twenty. Transactions per store per week decreased 20%; average transaction value increased 8%.
In abercrombie, comparable store sales were down 26%. Boys comps were down by a mid teen; girls comps were down by a low thirty. Transactions per store decreased 27%; average transaction value decreased 1%.
Hollister comparable store sales were down 25%. Dudes comps were down by a mid teen; Bettys comps were down by a high twenty. Transactions per store decreased 29%; average transaction value increased 5%.
RUEHL comparable store sales were down 26%. Men’s comps were down a low double digit; women’s comps were down by a high thirty. Transactions per store decreased 37%; average transaction value increased 4%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included knit tops, polos, and fragrance, while graphic tees and fleece were weakest. In the feminine businesses, woven shirts, sweaters and jeans were stronger performing categories, while knit tops, graphic tees and fleece were weakest.
Comparable store sales were strongest in flagship stores and US-based “tourist” stores. Regionally, excluding flagship stores and US-based “tourist” stores, comparable store sales were down in all US regions and Canada.
The Company will release its third quarter results on Friday, November 14, 2008, prior to the open of the market followed by a conference call at 8:30am Eastern Time. To listen to the conference call, dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981-4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 8532483 or through www.abercrombie.com.
Thank You.

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